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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): July 17, 2007


                           SHORE FINANCIAL CORPORATION
             (Exact name of registrant as specified in its charter)


         Virginia                  000-23847                  54-1873994
(State or other jurisdiction of   (Commission              (I.R.S. Employer
 incorporation or organization)   File Number)            Identification No.)


                               25020 Shore Parkway
                              Onley, Virginia 23418
          (Address of principal executive offices, including zip code)

       Registrant's telephone number, including area code: (757) 787-1335

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing requirements of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
 Act

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
 Act

Item 7.    Financial Statements and Exhibits.

  (c) Exhibits.
           99.1 Press Release issued by Shore Financial Corporation, dated July 17, 2007.


Item 9.    Results of Operations and Financial Condition.

         On July 17, 2007, Shore Financial Corporation issued a press release announcing its results of operations for the quarter ended June 30, 2007. A copy of the company's press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

         The information in the preceding paragraph, as well as Exhibit 99.1 referenced therein, shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933.

                                   SIGNATURES

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                           SHORE FINANCIAL CORPORATION


                    By:      /s/  Steven M. Belote
                    -------------------------------------------------
                             Steven M. Belote
                             Senior Vice President and Chief Financial Officer


July 19, 2007

FOR IMMEDIATE RELEASE
Onley, Virginia
Tuesday, July 17. 2007

                 Shore Financial Corporation Announces Earnings

         Shore Financial Corporation (Nasdaq: SHBK) announced today that quarterly earnings were $574,200, or $0.23 per diluted share, for the three months ended June 30, 2007, compared to earnings of $736,200, or $0.29 per diluted share, for the same period of 2006. Earnings for the six months ended June 30, 2007 were $1.21 million, compared to $1.43 million for the 2006 six month period.

         The company continues to operate in an environment where bank consolidation and restructuring is rampant, resulting in growth opportunities unlike any in recent years. Accordingly, the company has embarked on several strategic initiatives to position itself for future growth and to capitalize on these opportunities existing in its banking markets. In Salisbury, Maryland, the bank plans to raze one of its existing branch buildings and build a new full service facility on that site. As a result, the bank incurred a $148,000 charge during the second quarter to write off the existing structure and is leasing a temporary location to accommodate its customers during the construction phase. The bank also has signed a lease to open its eighth branch location in Pocomoke City, Maryland. This market offers a great opportunity for the bank to expand its footprint while complimenting the bank's existing markets. Finally, the bank intends to relocate its Cheriton, Virginia branch location to a new site that is located near the entrance to the Bay Creek Community in Cape Charles, Virginia. The bank will build a full service banking facility on the new site once the planning and permitting phases are complete.

         As the company undertakes these strategic endeavors, it continues to be impacted by a flat interest rate yield curve and a softening real estate market. The company's outstanding loan balances on June 30, 2007 were $213.7 million, unchanged from a year ago. However, asset quality remained strong during the quarter. The bank's non current loan to total loan ratio was 0.45% at June 30, 2007, while the bank's allowance for loan losses to period end loans ratio was 1.34%. Management considers these levels manageable and commensurate with the risk existing in the bank's loan portfolio.

         The company's net interest margin was 3.56% during the first six months of 2007, compared to 3.64% during the 2006 six month period. However, the company realized a 21 basis point increase in its net interest margin during the second quarter of 2007 as compared to the 2007 first quarter. This increase resulted from the successful introduction of several new products and promotions initiated by the bank to attract new lower costing checking accounts. The company also benefited from actively managing its liquidity and limiting its reliance on higher costing time deposits. As a result, net interest income was $2.21 million and $4.27 million, respectively, during the three and six month periods ended June 30, 2007, compared to $2.15 million and $4.29 million, respectively, during the same periods of 2006.

         The company's noninterest income was $811,600 for the June 2007 quarter, compared to $842,200 for the June 2006 quarter end, while non interest income was unchanged at $1.64 million for both the six months ended June 30, 2007 and the comparable 2006 six month period. The bank's mortgage banking division has posted significant gains in fee income during 2007 with an increase from $49,400 during the 2006 six month period to $125,400 during the 2007 comparable quarter. The company's noninterest income was impacted by a decline in deposit fee income during the first six months of 2007, as compared to the 2006 six month period. This decline occurred primarily in charges levied on insufficient funds.

         The mortgage banking division continues to represent a strong segment of the company's operations. In its efforts to further capitalize on the success of this division, the Company hired a mortgage banking representative during the second quarter to cover its Maryland markets. In addition to providing profitable alternative loan products in the bank's markets, these representatives have proven to be effective ambassadors of the bank and strong referral sources for the bank's traditional loan and deposit products.

         Excluding the branch property write off, the company's noninterest expense was $2.09 million during the June 2007 quarter, compared to $1.87 million during the 2006 three month period. For the six months ended June 30, 2007, the company's noninterest expense was $4.06 million, compared to $3.76 million during the 2006 six month period. Compensation and benefits expense accounted for the majority of this increase. The expense for the first six months of 2007 included two former senior level officers from Mercantile Bank's local affiliate that were not employed with the company during the first six months of 2006. Compensation expense also increased due to commissions paid as a result of the growth and expansion of the mortgage brokerage business, additional personnel employed to enhance the company's internet banking division and normal annual salary and benefit adjustments. These additional personnel and enhancements should enable the company to further capitalize on the growth opportunities existing in its markets. The company's other expense categories were generally flat during the June 2007 six month period when compared to the 2006 period.

         Shore Financial Corporation is the only publicly traded company with headquarters on the Eastern Shore of Virginia. Its stock is traded on the NASDAQ Global Stock Market under the symbol SHBK. Its banking subsidiary, Shore Bank, serves the Eastern Shore of Maryland and Virginia through seven full-service banking facilities, twenty-three ATMs and twenty-four hour telephone and online banking services. Through banking subsidiaries and affiliated companies, the bank provides title insurance, trust services, and non deposit investment products. For more information on stock, products and services, visit www.shorebank.com.

         This press release may contain "forward-looking statements," within the meaning of federal securities laws that involve significant risks and uncertainties. Statements herein are based on certain assumptions and analyses by the company and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in economic conditions; significant changes in regulatory requirements; and significant changes in securities markets. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the company's most recent Form 10-K report and other documents filed with the Securities and Exchange Commission. Shore Financial Corporation does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

For further information, contact:

Lynn M. Badger
Shore Financial Corporation
P.O. Box 920 Onley, Virginia 23418 (757) 787-1335 lbadger@shorebank.com


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

                                            Shore Financial Corporation
                                                  Earnings Release


Financial Highlights:

                                       Three Months Ended June 30,                 Six Months Ended June 30,
                                 -----------------------------------------  ----------------------------------------
                                       2007                  2006                  2007                  2006
                                 -------------------   -------------------  ------------------    ------------------


OPERATIONS:

Net Interest Income                     $2,206,900            $2,145,800            $4,274,800            $4,288,200

Noninterest Income                        $811,600              $842,200            $1,640,900            $1,637,600

Loan Loss Provision                        $19,500               $51,900               $20,100               $91,800

Noninterest Expense                     $2,236,500            $1,869,100            $4,209,800            $3,759,800

Income Tax Expense                        $188,300              $330,800              $474,500              $643,000

Net Income                                $574,200              $736,200            $1,211,300            $1,431,200


RATIOS AND OTHER:

Total Shares Outstanding                $2,499,487            $2,076,827            $2,499,487            $2,076,827

Weighted Avg Shares-Basic *             $2,499,500            $2,491,900            $2,498,800            $2,491,100

Weighted Avg Shares-Diluted *           $2,520,400            $2,523,000            $2,523,700            $2,521,500

Basic Earnings Per Share*                    $0.23                 $0.30                 $0.48                 $0.57

Diluted Earnings Per Share*                  $0.23                 $0.29                 $0.48                 $0.57

Total Assets                           263,451,900           264,572,600           263,451,900           264,572,600

Gross Loans                            213,701,600           213,106,900           213,701,600           213,106,900

Deposits                               203,756,800           206,949,000           203,756,800           206,949,000

Total Equity                            26,746,700            24,595,500            26,746,700            24,595,500

Average Assets                         262,564,300           258,718,200           260,700,600           254,166,800

Average Equity                          27,016,800            24,632,400            26,766,300            24,380,400

Net Interest Margin                          3.67%                 3.57%                 3.56%                 3.64%

Return on Average Assets                     0.87%                 1.14%                 0.93%                 1.13%

Return on Average Equity                     8.50%                11.95%                 9.05%                11.74%

Efficiency Ratio                            67.98%                62.25%                68.22%                63.11%

* 2006 average shares outstanding and earnings per share have been adjusted to reflect the six-for-five stock split effected during August 2006.

